Exhibit 3.2(p)
PARTNERSHIP AGREEMENT
OF
CROSSMANN COMMUNITIES PARTNERSHIP
     THIS AGREEMENT, made as of the 1st day of September, 1993, by and among Deluxe Homes Inc., an Indiana corporation (“DHI), Deluxe Homes of Lafayette, Inc., an Indiana corporation (“DHLI”), TriMark Homes, Inc., an Indiana corporation (“THI”), and TriMark Development, Inc., an Indiana corporation (“TDI”) (hereinafter referred to individually as a “Partner” and collectively as the “Partners”),
     WITNESSETH THAT:
     WHEREAS, the Partners desire to form a general partnership in order to carry on a general business of development, construction and sales of single-family homes.
     NOW, THEREFORE, it is agreed as follows:
ARTICLE I
Formation of Partnership
     The parties hereto do hereby form a general partnership (hereinafter referred to as the “Partnership”) pursuant to the provisions of the Uniform Partnership Act of the State of Indiana.
ARTICLE II
Name of Partnership and Names of Partners
     The name of the Partnership is Crossmann Communities Partnership.
     The names and addresses of the Partners are:

Deluxe Homes Inc.	TriMark Homes, Inc.
2935 East 96th Street	2935 East 96th Street
Indianapolis, IN 46240	Indianapolis, IN 46240

Deluxe Homes of Lafayette, Inc.	TriMark Development, Inc.
P.O. Box 4375	2935 East 96th Street
Lafayette, IN 47903	Indianapolis, IN 46240
ARTICLE III
Purpose

     The purpose of the partnership is to develop, construct and sell single-family homes and to do all other things which are appropriate for the furtherance of the business of the Partnership.
ARTICLE IV
Place of Business
     The location of the principal place of business of the Partnership shall be 2935 East 96th Street, Indianapolis, Indiana 46240 or such other place as may be determined from time to time with the consent of all of the Partners.
ARTICLE V
Term
     The term of the Partnership shall commence immediately upon the filing of Articles of Share Exchange with the Secretary of State of the State of Indiana for the: (i) share exchange pursuant to which DHI shall become a wholly owned subsidiary of Crossmann Communities, (“CCI”); (ii) share exchange pursuant to which DHLI shall become a wholly owned subsidiary of CCI; (iii) share exchange pursuant to which THI shall become a wholly owned subsidiary of CCI; and (iv) share exchange pursuant to which TDI shall become a wholly owned subsidiary of CCI, and shall continue until terminated by the consent of all of the Partners.
ARTICLE VI
Capital Contributions
     The Partners shall determine from time to time, with the consent of all of the Partners, the amount of the capital to be contributed to the Partnership. Each Partner shall initially contribute to the capital of the Partnership all of the currently owned operating assets of such Partner (net of the liabilities of each Partner). The capital contributions of the Partners may not be withdrawn except with the consent of all of the Partners.
ARTICLE VII
Profits and Losses
     Each Partner shall share the net profits, net losses, and distributions of the Partnership as follows:

Name	Percentage
DHI	27.5%
DHLI	17.5%
THI	27.5%
TDI	27.5%
ARTICLE VIII
Management of Business
     Section 8.1 Designation of Managing Partner. DHI is hereby designated the Managing Partner of the Partnership.
     Section 8.2 Powers of Managing Partner. The Managing Partner shall have the full, complete and exclusive power and authority to manage the business of the Partnership and to conduct its affairs including, but not limited to, the power:
     (a) to acquire by purchase, lease, or otherwise real estate or other property for cash or upon credit, and upon such other terms and conditions as they determine;
     (b) to maintain, operate, and lease the property of the Partnership and improvements thereon;
     (c) to sell, exchange, or otherwise dispose of all the assets of the Partnership or any part thereof;
     (d) to hire employees, agents and independent contractors;
     (e) to borrow money from the Partners or from others and in connection therewith to mortgage, pledge or otherwise encumber the property of the Partnership;
     (f) to enter into make, perform and carry out, or cancel and rescind, contracts;
     (g) change the names of the Managing Partner;
     (h) to delegate to others the management of the business of the Partnership;
     (i) to effect any refinancing of the obligations of the Partnership;
     (j) to have and exercise all such other powers as are necessary or appropriate to effect the purposes for which the Partnership is formed.
     Section 8.3 Exercise of Powers by Managing Partner. In exercising its powers hereunder the Managing Partner may deal with one or more of the Partners or with any firm or corporation in which one or more of the Partners have an interest. The transactions of the Partnership shall be on such terms and conditions and for such considerations as the Managing Partner deems advisable in its sole discretion; provided, however, that any transactions between the Partnership and an officer or director of any Partner or an officer or director of any entity that owns or controls at least 50% of the equity interest in such Partner (a “Parent Entity”) or any transaction between the Partnership and any entity, the equity in which is at least 10% owned or controlled by an officer or director of any Partner or an officer or director of a Parent Entity, must be approved by the Board of Directors of the Parent Entity. The foregoing powers include the power to deal with the assets of the Partnership which might or will involve periods of time after the Partnership has been dissolved or terminated. Instruments to be signed for and on behalf of the Partnership may be signed by the Managing Partner.
     Section 8.4 Efforts of Managing Partner. The Managing Partner shall devote so much of its time as is reasonable to ensure the proper conduct of the business of the Partnership. The Managing Partner may also devote time to other business, whether or not similar in nature to the business of the Partnership. The Managing Partner shall be reimbursed for expenses incurred by it on behalf of the Partnership. The Managing Partner shall not receive any fee for the management of the business of the Partnership, however, it may incur management costs for the management of the business of the Partnership by others.
     The Managing Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partner for any of its acts or omissions within the scope of the authority conferred on it by this agreement except in the event of fraud or gross negligence. The Partnership shall indemnify the Managing Partner and hold it harmless against liability to third parties for the acts or omissions within the scope of the authority as Managing Partner hereunder.
     Section 8.5 Limitation on Powers of Other Partners. The non-managing Partners shall not participate in or have any control over the management of the business of the Partnership.
ARTICLE IX
Fiscal Regulations

     The Partnership books shall be maintained at the principal place of business of the Partnership or at such other place as may be determined from time to time with the consent of all of the Partners. The books shall be kept on a calendar year basis. All funds of, the Partnership shall be deposited in its name in such checking account or accounts as shall be agreed upon by the Partners. Withdrawals therefrom may be made by checks signed by any one Partner.
ARTICLE X
Withdrawal or Assignment
     A Partner shall not have the right to withdraw from the Partnership. In the event a Partner does desire to withdraw from the Partnership the other Partner shall have the right to purchase the withdrawing Partner’s interest at the then book value of such interest. A Partner shall have the right to assign its interest with the consent of the other Partner.
ARTICLE XI
General
     The rights and liabilities created by this agreement shall inure to the benefit of, or be binding upon, the personal representatives, heirs, devisees, assigns and other successors of the Partners.
     IN WITNESS WHEREOF, the undersigned have executed this agreement the day and year first above written.

DELUXE HOMES, INC.

By:	/s/

Its:

DELUXE HOMES OF LAFAYETTE, INC.

By:	/s/

Its:

TRIMARK HOMES, INC.

By:	/s/

Its:

TRIMARK DEVELOPMENT, INC.

By:	/s/

Its:

AMENDMENT OF PARTNERSHIP AGREEMENT
AND CONSENT TO REGISTRATION
AS A LIMITED LIABILITY PARTNERSHIP
I. Amendments.
     The undersigned, being all of the Partners of Crossmann Communities Partnership, an Indiana general partnership (the “Partnership”), hereby agree to amend the Partnership Agreement of the Partnership made as of the 1st day of September, 1993, as previously amended (the “Partnership Agreement”), in the following respects:
     A. Article II of the Partnership Agreement, “Name of Partnership and Names of Partners,” is hereby amended and restated in its entirety to read as follows:
          “The name of the partnership shall be Beazer Homes Indiana LLP.”
          “The names and addresses of the Partners are:

Deluxe Homes of Lafayette, Inc.	Beazer Homes Investments, LLC
1000 Abernathy Road, Suite 1200	1000 Abernathy Road, Suite 1200
Atlanta, GA 30328	Atlanta, GA 30328
     B. Article VII of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “Each Partner shall share the net profits, net losses, and distributions of the Partnership as follows:

Name	Percentage
Beazer Homes Investments, LLC	83.111%
Deluxe Homes of Lafayette, Inc.	16.889	%”
     C. Article VIII, Section 8.1 of the Partnership Agreement, “Designation of Managing Partner,” is hereby amended and restated in its entirety to read as follows:
     “Section 8.1. Designation of Managing Partner. Beazer Homes Investments, LLC is hereby designated the Managing Partner of the Partnership.”
     D. The following is hereby added as Article XII to the Partnership Agreement:
     “Limited Liability. From and after the registration of the partnership as a limited liability partnership under applicable law, the provisions of this Article shall be applicable. No partner shall be liable, directly or indirectly, including by way of indemnification, contribution, or otherwise, for the debts, obligations, or liabilities of, or chargeable to, the partnership or other partners, whether arising in tort, contract, or otherwise, or the acts or omissions of any other partner, solely by reason of being a partner, acting or failing to act as a partner, or participating as an employee, a consultant, a contractor, or otherwise in the conduct of the business or activities of the partnership while the partnership is a limited liability partnership. The partnership shall be solely liable out of partnership assets for the debts, obligations, and liabilities of the partnership. A partner’s liability for the obligations of the partnership shall be limited to the aggregate amount of such partner’s capital account and agreed upon contribution to the partnership.”
     The amendments contained herein shall be deemed effective on and after the date hereof. In all other respects, the Partnership Agreement remains in full force and effect without any other amendment.
II. Consent.
     The undersigned partners hereby consent to, and authorize any partner to execute and file with the Indiana Secretary of State, an appropriate registration form, substantially in the form of Exhibit A attached hereto, to effect the establishment and registration of the partnership as a limited liability partnership under and in accordance with the applicable laws of the State of Indiana.
[Signature page follows]

Executed as of the 27th day of December, 2004.

BEAZER HOMES INVESTMENTS, LLC
By: Beazer Homes Corp., its Managing Member

/s/ Ian J. McCarthy
By: Ian McCarthy, President

DELUXE HOMES OF LAFAYETTE, INC.

/s/ Ian J. McCarthy
By: Ian McCarthy, President